Exhibit 10.3

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of December 31, 2002, between Lee A. Forlenza ("Executive"), Ameritrans Capital Corporation ("Ameritrans"), and Elk Associates Funding Corporation ("Elk") (collectively, Ameritrans and Elk are hereinafter referred to as the "Employer").

      WHEREAS, Executive is presently employed by the Employer as Senior Vice President pursuant to an Employment Agreement dated October 1, 2001 (the "2001 Agreement"); and

      WHEREAS, the Employer and Executive desire to restate and amend certain terms of the 2001 Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Employment of Executive.

      Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.    Employment Period.

      Subject to the earlier termination as provided in Section 5, the term of Executive's employment under this Agreement shall commence as of the date of execution (the "Effective Date"), and shall continue until July 1, 2008 (the "Initial Employment Period"). Unless Employer gives notice of non-renewal at least four (4) months prior to the expiration of the Initial Employment Period or Executive gives notice of non-renewal at least two (2) months prior to the expiration of the Initial Employment Period, the term of this Agreement shall be extended for five (5) years beyond the end of the Initial Employment Period on the same terms and conditions in effect under this Agreement at the time of extension (the Initial Employment Period and any extension thereof is hereafter referred to as the "Employment Period"). During the period between the fourth month and the second month prior to the expiration of the Initial Employment Period, Employer and Executive shall negotiate in good faith with respect to any additional terms to the renewed Employment Agreement.

3.    Duties and Responsibilities.

      3.1. General. During the Employment Period, Executive shall have the title of Senior Vice President of the Employer and shall have duties commensurate with his office and title similar to other senior executives of the Employer. Executive shall report directly to and take direction from Gary Granoff or the Board of Directors of the Employer (the "Board"). Executive shall devote such of his business time and expend his best efforts, energies, and skills to the Employer; provided, however, that (i) Executive shall be allowed to devote such reasonable time as he deems necessary to his personal and family business matters, (ii) Employer acknowledges that Executive currently is and may remain as a director and an officer or employee of Gemini Capital Corporation and True Type Printing Co., Inc., and (iii) Employer acknowledges that Executive currently is and may remain a partner in the law firm of Granoff, Walker & Forlenza, P.C. and continue to practice law in a manner consistent with past practice, so long as such time, attention, and duties in (i), (ii), and (iii), above, do not (A) interfere with his duties and

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responsibilities to Employer or (B) violate his obligations under Section 7, herein, or any duty, consistent with his status with Employer, as he may be assigned from time to time by Gary Granoff or the Board.

4.    Compensation and Related Matters.

      4.1. Base Salary. For each twelve-month period, commencing July 1, 2003, during the Employment Period, (each such period, an "Employment Year"), Employer shall pay to Executive a base salary equal to $76,250 for the first Employment Year, which shall increase by 4% for each subsequent Employment Year (with respect to each Employment Year, the "Base Salary"). For the interim period between the Effective Date and July 1, 2003, the Employer shall pay to Executive a base salary equal to $54,080. The Base Salary shall be payable in accordance with the normal payroll procedures of Employer.

      4.2. Initial Bonus. Within fifteen (15) days of the Effective Date, Executive shall be paid an initial bonus (the "Initial Bonus") of $7,500.

      4.3. Annual Bonus. For each fiscal year during the Employment Period (each, a "Bonus Year"), Executive shall be eligible to receive a bonus based on the achievement of corporate and/or individual performance objectives set by the Board for such Bonus Year (the "Bonus"), which bonus shall not be less than $10,000 during the Initial Employment Period, payable monthly in arrears, and thereafter, if this Agreement is extended for a five (5) year period, at the discretion of the Board. The Bonus shall be paid to Executive promptly following the determination of the Board, but in no event later than forty-five (45) days after the end of such year.

      4.4. Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's senior management employees (including any executive vice president or chief financial officer) (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan, or group life insurance, accidental death and dismemberment insurance, travel accident insurance, or other similar plan or program of Employer. In addition, Employer shall make regular contributions to Executive's SEP IRA account of 15% of Executive's Base Salary and Bonus, subject to limitations under the plan, and shall reimburse Executive for the use of a cell phone ($110/month).

      4.5. Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed and itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

      4.6. Vacations. Executive shall be entitled to 20 business days vacation for each calendar year during the Employment Period, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

      4.7. Stock Options. In order to provide further incentive to Executive and align the interests of Executive with those of the stockholders of Employer, Employer shall grant to

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Executive, from time to time, options to purchase shares of common stock of
Employer, par value per share $.01 (the "Common Stock"), in an amount determined by the Company's board of directors or committee thereof, as the case may be. The options shall be granted pursuant to the Employer's existing Stock Option Plan consistent with the terms and conditions therein. The options shall have such other terms and conditions as set forth in a stock option agreement. Employer shall register the sale of Common Stock to Executive upon the exercise of any such options pursuant to a Registration Statement on Form S-8, provided that Form S-8 is available to Employer under the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission at the time Executive exercises such options.

5.    Termination of Employment Period.

      5.1. Voluntary Termination by Executive. Executive may, by notice to Employer at any time during the Employment Period, voluntarily resign from Employer and terminate the Employment Period. The effective date of such termination of Executive from Employer shall be the date that is thirty (30) days following the date on which such notice is given.

      5.2. By Employer for Cause. Employer may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for "Cause." As used herein, "Cause" shall mean (i) incompetence, fraud, personal dishonesty, defalcation, or acts of gross negligence or gross misconduct on the part of Executive in the course of his employment, (ii) an intentional breach of this Agreement by Executive that is injurious to Employer, (iii) substantial and continued failure by Executive to perform his duties hereunder, (iv) willful failure by Executive to follow the lawful directions of Gary Granoff or the Board, (v) use of alcohol by Executive or his illegal use of drugs (including narcotics) which in either case is, or could reasonably expected to become, materially injurious to the reputation or business of Employer or which impairs, or could reasonably be expected to impair, the performance of Executive's duties hereunder, (vi) Executive's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which has or could reasonably be expected to have a material adverse impact on Employer's reputation and standing in the community, or (vii) Executive's violation of any of the provisions of
Section 7 herein. Any notice given by Employer pursuant to Section 5.2(ii),
(iii), or (iv), above, shall specify in writing in reasonable detail the nature of Executive's action or inaction that is the cause for giving such notice. Executive will have 30 days to cure, to the reasonable satisfaction of Employer, any action or inaction charged by Employer for Cause under (ii), (iii), or (iv), above. In the event of a termination of the Employment Period for Cause under
(i), (v), (vi), or (vii), above, the Employment Period shall terminate immediately upon notice by Employer of termination for Cause. In all other cases of a termination of the Employment Period for Cause, the Employment Period shall terminate 30 days after such notice of termination for Cause, unless Executive has satisfactorily cured such actions or inactions.

      5.3. By Executive for Good Reason.

            (a) Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for "Good Reason" (as defined below). For the purposes hereof, Executive shall have "Good Reason" to terminate employment with Employer on account of any of the following events without Executive's consent: (i) any reduction in the Base Salary; (ii) Employer relocating its principal headquarters outside of a 30 mile radius from Manhattan; (iii) the failure of Employer to provide employee benefits consistent with Section 4.3, herein, or (iv) a "Change in Control" (as defined below); provided, however, that the circumstances set forth in this
Section 5.3 shall not be Good Reason

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if within 30 days of notice by Executive to Employer, Employer cures such circumstances. The effective date of such termination of Executive from Employer shall be the date that is thirty (30) days following the date on which such notice is given.

            (b) For purposes of this Section 5.3, a "Change in Control" shall be deemed to have taken place if any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of Employer's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by Employer or any subsidiary of Employer in which Employer owns more than 50% of the combined voting power of such entity (a "Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by Employer or any Subsidiary, (iii) by any underwriter temporarily holding Employer's Voting Securities pursuant to an offering of such Voting Securities, or (iv) pursuant to any acquisition by Executive or any group or persons including Executive (or any entity controlled by Executive or any group of persons including Executive).

      5.4. Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 120 days, or
(ii) periods aggregating at least 180 days during any period of 12 consecutive months (each, a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of, or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by Employer in good faith, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, Employer may conclusively determine Executive to be disabled and terminate the Employment Period on account of Disability at any time after Executive has commenced receiving benefits under Employer's long-term disability insurance policy.

      5.5. Death. The Employment Period shall end on the date of Executive's death.

      5.6. Any termination under this Section 5 shall act as a notice of non-renewal of this Agreement pursuant to Section 2 herein.

6.    Termination Compensation.

      6.1. Termination for Good Reason by Executive. If the Employment Period is terminated by Executive for Good Reason pursuant to the provisions of Section 5.3, hereof, Employer will pay to Executive Executive's Base Salary through the date of termination and an amount equal to the sum of the Base Salary multiplied by the number of years (and fractional portions thereof) remaining in the Employment Period (the "Severance Payment"); provided, however, the minimum Severance Payment to be paid to Executive hereunder shall not be less than an amount equal to two-and-one-half years of Executive's Base Salary as in effect at the time this Agreement is terminated as provided herein. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

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      6.2. Certain Other Terminations. If the Employment Period is terminated by
Employer on account of Executive's Disability pursuant to the provisions of
Section 5.4, or by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive, within thirty (30) calendar days of the date of termination, Executive's Base Salary through the date of termination and a pro-rated share of the discretionary bonus if already determined. In the event that the Employment Period is terminated by Employer on account of Disability pursuant to the provisions of Section 5.4 or on account of death pursuant to the provisions of Section 5.5 and provided Executive has been employed for at least six months during the year of termination, Employer shall also pay to Executive a portion of a bonus for the year of termination based upon the bonus paid, if any, for the immediately preceding year prorated through the date of termination. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

      6.3. Payment; No Other Termination Compensation. Any payment pursuant to this Section 6 shall be made in a lump sum within ten (10) business days following the date of such termination. Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

7.    Non-Competition, Non-Solicitation.

            7.1. Non-solicitation of Employees. The Executive agrees that during the term of the Executive's employment with the Company and for a period of one year thereafter, the Executive shall not directly recruit, solicit or otherwise induce or attempt to induce any employees of the Company to leave the employment of the Company.

            7.2. Non-competition. The Executive agrees that during the term of the Executive's employment with the Company, the Executive shall not directly or indirectly, except as a passive investor in publicly held companies and except for investments held at the date hereof, engage in competition with the Company or any of its subsidiaries, excluding those activities described Section 3.1 hereof, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries.

8.    Successors; Binding Agreement.

      This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees, and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

9.    Survivorship.

      The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

10.   Miscellaneous.

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      10.1. Notices. Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer: Ameritrans Capital Corporation
      747 Third Avenue, 4th Floor
      New York, New York 10017
      Attn: Gary Granoff, President

If to Executive: Mr. Lee Forlenza
      16 Sutton Place, Apt. 13A
      New York, New York  10022

      10.2. Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation, and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

      10.3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

      10.4. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city in which Employer's main corporate headquarters is then located in accordance with the rules of the American Arbitration association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

      10.5. Headings. All descriptive headings in this Agreement are inserted for convenience only, and shall be disregarded in construing or applying any provision of this Agreement.

      10.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

      10.7. Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

      10.8. Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans, or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

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      10.9. Termination of 2001 Agreement. The Employer and Executive hereby acknowledge that this Agreement is an amendment and restatement of the 2001 Agreement, and as such is a termination of the 2001 Agreement. Both Employer and Executive hereby relinquish any and all rights they may have resulting from the termination of the 2001 Agreement.

      10.10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void, or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full force and effect, without regard to the invalidity or unenforceability is such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          AMERITRANS CAPITAL CORPORATION

                                          By:
                                          /s/ Gary Granoff


                                          ELK ASSOCIATES FUNDING CORPORATION

                                          By:
                                          /s/ Gary Granoff


                                          /s/ Lee A. Forlenza